EXHIBIT 10.4

AMENDED AND RESTATED ANNUAL INCENTIVE AGREEMENT

THIS AMENDED AND RESTATED ANNUAL INCENTIVE AGREEMENT (this “Agreement”) by and between Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), and Ivan Kaufman (the “Executive”), is entered into as of March 31, 2017.

W I T N E S S E T H:

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company; and

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has consulted with its independent compensation consultant regarding the appropriate type and level of base and incentive compensation to be provided to the Executive in order to motivate his performance, retain his services and further align his interests with those of the Company’s shareholders; and

WHEREAS, the Executive and the Company had previously entered into the Annual Incentive Agreement, dated January 1, 2015 (the “Prior Annual Incentive Agreement”); and

WHEREAS, in light of  the closing of the transactions described in that certain Asset Purchase Agreement dated as of February 25, 2016 among Arbor Realty Trust, Inc., Arbor Realty Limited Partnership, ARSR Acquisition Company, LLC, Arbor Commercial Mortgage, LLC and Arbor Commercial Funding, LLC (the “Asset Purchase Agreement”), which have closed on July 14, 2016 (the “Acquisition”), and in recognition of the increased complexity of the Company and the importance of successfully integrating the operations and businesses that were acquired in the Acquisition, the Committee has determined that it is in the best interests of the Company to amend and restate the Prior Annual Incentive Agreement; and

WHEREAS, the Executive has agreed to such amendment and restatement.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                      TERM. This Agreement shall be effective commencing with the Executive’s incentive compensation for calendar year 2017 and shall remain in effect (subject to Section 3 hereof) during the Executive’s service as Chief Executive Officer of the Company (the “Term”).

2.                                      COMPENSATION.

(a)                           BASE SALARY. During the Term, the Company shall pay the Executive an annual base salary (“Annual Base Salary”) of $1,000,000, payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time.

(b)                           ANNUAL CASH BONUS.  During the Term, the Executive shall participate in an annual cash incentive compensation plan.  Subject to adjustment as provided in Section 2(e), the Executive’s target bonus opportunity (the “Target Bonus”) pursuant to such plan for each year during the Term shall be two hundred and twenty percent (220%) of the Annual

Base Salary, with an annual bonus upon achievement of threshold performance equal to one hundred and ten percent (110%) of the Annual Base Salary and a maximum annual bonus equal to three hundred and thirty percent (330%) of the Annual Base Salary (subject to the provisions of the second paragraph of Exhibit A hereto).  Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives (subject to Section 4 hereof).  The goals and weightings for the annual cash bonus shall be as follows, and the metrics for the 2017 annual cash bonus shall be those set forth on Exhibit A hereto:

(i)                                     Thirty five percent (35%) of the annual cash bonus shall be based on the achievement of AFFO/SHARE goals.

(ii)                                  Fifteen percent (15%) of the annual cash bonus shall be based on the achievement of corporate capital growth goals.

(iii)                               Fifteen percent (15%) of the annual cash bonus shall be based on the achievement of balance sheet-management and efficiency goals.

(iv)                              Seven and one half percent (7.5%) of the annual cash bonus shall be based on the achievement of goals with respect to the relative risk of the portfolio as measured by the average (over the four quarters of the applicable year) First Dollar LTV, and the average (over the four quarters of the applicable year) Last Dollar LTV, each measured by the loan to value ratio at the time, as applicable, of the original investment, investment maturity extension, investment modification or time of foreclosure/deed in lieu.

(v)                                 Seven and one half percent (7.5%) of the annual cash bonus shall be based on the achievement of goals with respect to the growth in the Agency Servicing Portfolio.

(vi)                              Twenty percent (20%) of the annual cash bonus shall be based on the Committee’s assessment of the Executive’s leadership and achievement of subjective goals during the calendar year.

(c)                            PERFORMANCE METRICS; BONUS DETERMINATION.  For years after 2017, the applicable performance metrics for each of the categories described in Section 2(b) and Section 2(d)(iii) below shall be set by the Committee in its reasonable discretion (following consultation with the Executive), subject to the provisions of this Agreement. The amount of the aggregate annual cash bonus for any calendar year shall be determined by measuring performance in each of the categories in Section 2(b) separately, then aggregating the amount payable with respect to all such categories.  For instance, performance at the target level under Section 2(b)(i) shall result in the amount of $770,000 (subject to adjustment as provided in Section 2(e)) being included in the applicable year’s annual bonus with respect to that category.  Performance below the threshold for any category set forth in section 2(b) will result in no award being paid for the period being measured with respect to that category.  Performance above the maximum for any category set forth in section 2(b) will result in an award being paid for the period being measured at the maximum amount with respect to that category (subject to the provisions of the second paragraph of Exhibit A hereto). Performance for any category set forth in section 2(b) at levels between threshold and target or between target and maximum will result in an award reflecting proportionate increases between threshold and actual performance or between target and actual performance, as applicable.

(d)                           LONG-TERM EQUITY AWARDS. During the Term, the Board, upon the recommendation of the Committee, shall from time to time grant the Executive (i) a Time-Based Graded Vesting Equity Award (as more particularly described in, and subject to, the provisions of clause (i) below), (ii) a Performance-Based Cliff Vesting Equity Award (as more particularly described in, and subject to, the provisions of clause (ii) below) and (iii) a Performance-Based TSR Equity Award (as more particularly described in, and subject to, the provisions of clause (iii) below).

(i)                                     Annually during the Term, the Executive shall be granted a time-based award of restricted stock (the “Time-Based Graded Vesting Equity Award”) with respect to a number of shares of Common Stock with a fair market value (measured based on the average closing price of the Common Stock for the last ten (10) completed trading days of the immediately preceding year) of $550,000 (rounded down to the nearest whole share).  Such Time-Based Graded Vesting Equity Award shall vest in four equal annual installments with 25% of the award vesting on the date of grant and an additional 25% vesting on the first day of the first, second and third anniversaries of the date of grant, subject to the Executive’s continued employment with the Company on such anniversary date.  Shares of common stock subject to each grant described in this Section 2(d)(i) may not be disposed of by the Executive (except to satisfy minimum tax withholding requirements and transfers to charitable organizations) during the one-year period immediately following the vesting date. The Time-Based Graded Vesting Equity Award shall be approved by the Committee and granted by the Board no later than at the first regularly scheduled Board meeting of each year.

(ii)                                  The Company and the Executive have agreed to measure certain performance based goals relating to the integration of the Acquisition, as set forth in Section A of Exhibit B hereto. If the Company meets or surpasses such goals, then for each of the five calendar years commencing with the 2017 calendar year, the Executive shall be granted (subject to (i) the Executive’s continued employment with the Company on the date of each grant and (ii) the satisfaction of the conditions set forth in Section B of Exhibit B) a performance-based award of restricted stock (the “Performance-Based Cliff Vesting Equity Award”) with respect to a number of shares of Common Stock with a fair market value (measured in the manner set forth below) of $3,000,000 (rounded down to the nearest whole share).  Each such annual Performance-Based Cliff Vesting Equity Award shall vest in full on the third anniversary of the date of grant, subject to the Executive’s continued employment with the Company on such anniversary date.  Shares of common stock subject to each grant described in this Section 2(d)(ii) may not be disposed of by the Executive (except to satisfy minimum tax withholding requirements and transfers to charitable organizations) during the one-year period immediately following the vesting date. With respect to the first grant of the Performance-Based Cliff Vesting Equity Award following achievement of the goals set forth on Exhibit B, the grant of the shares of Common Stock resulting from such first Performance-Based Cliff Vesting Equity Award shall be made within thirty (30) days of the final determination by the Committee of the Executive’s entitlement to the award, and the number of shares of Common Stock to be awarded will be based on the average closing price of the Common Stock for the last ten (10) completed trading days of the immediately preceding quarter. The remaining four (4) annual grants of the Performance-Based Cliff Vesting Equity Award shall be made (subject to the achievement of the goals set forth on Exhibit B) on the first, second, third and fourth anniversaries of the first such grant, and the number of shares of Common Stock to be awarded will be based on the average closing price of the Common Stock for the last ten (10) completed trading days of the immediately preceding quarter.

(iii)                               Annually during the Term, the Executive shall be granted a performance-based award of restricted stock units (the “Performance-Based TSR Equity Award”) with respect to a number of shares of the Common Stock with a fair market value (measured based on the average closing price of the Common Stock for the last ten (10) completed trading days of the immediately preceding year) of $3,300,000 (rounded down to the nearest whole share).  Such Performance-Based TSR Equity Award shall vest at the end of the performance period based upon the Company’s achievement of the four-year total shareholder return objectives (consisting of dividends paid and changes in the share price of the Common Stock, hereinafter (“TSR”)) set forth in Exhibit C hereto, and subject to the Executive’s continued employment with the Company on the completion of the four-year performance period, except as provided in Section 3 hereof.  The vesting of each award made under this Section 2(d)(iii) shall be determined as set forth in Exhibit C hereto. The Performance-Based TSR Equity Award shall be approved by the Committee and granted by the Board no later than at the first regularly scheduled Board meeting of each year.

(iv)                              Equity awards described in this Section 2(d) shall be subject to the terms of the applicable equity compensation plan of the Company under which they are granted and shall be subject to the terms and conditions of such plan and the applicable award agreement (which shall not conflict with the provisions of this Section 2(d)).  Restricted stock granted under Section 2(d)(i) and (ii) shall receive payment of dividends paid with respect to shares of the Common Stock subject to the restricted stock grants, which shall be paid to the Executive at the same time dividends are paid to stockholders generally.  Restricted stock units granted under Section 2(d)(iii) shall not be credited with dividend equivalents.

(e)                            AUTOMATIC ADJUSTMENT.  The amounts of the awards described in Section 2(b) and 2(d)(i) and (iii) above shall be subject to automatic increase as set forth in this Section 2(e).  To the extent that the Company has grown its GAAP equity capitalization including all forms of common equity, preferred equity and retained earnings, by 25% from December 31, 2016 through the 1st day of any calendar year (commencing with the 2018 calendar year and measured as of the first day of such year and the first day of subsequent calendar years) (such 25% increase, the “New Base”), the value of the awards described in Section 2(b) and 2(d)(i) and

(iii) which are granted in such calendar year shall be increased by 10% and shall continue to be granted at such increased levels annually. Additional 10% increases in the value of such awards shall become effective upon each further increase of GAAP equity capitalization by 25%, measured from the immediately preceding New Base.

(f)                             EQUITABLE ADJUSTMENT.  The Committee shall have the authority to equitably and in good faith adjust the amounts, goals and other terms of the awards set forth herein in the event of corporate transactions such as mergers, acquisitions, stock splits, recapitalizations, reorganizations, sales of assets and any other similar corporate transaction in order to prevent the enlargement or dilution of the rights of the parties hereto.

3.                                      TERMINATION OF EMPLOYMENT.

(a)                           BY THE COMPANY WITHOUT CAUSE; DEATH; DISABILITY; BY THE EXECUTIVE FOR GOOD REASON.  Notwithstanding anything in this Agreement to the contrary, in the event of the Executive’s death, the Executive’s resignation for Good Reason (as defined below), or in the event that the Executive’s employment is terminated by the Company without Cause (as defined below) or is terminated by the Company due to the Executive’s Disability (as defined below), then, in addition to unpaid awards for which the performance period has been completed at the time of termination being paid out (if applicable) in accordance with their terms based upon actual performance:

(i)                                     the annual cash bonus payable for the year the termination takes place described in Section 2(b) shall be paid out at the target level of performance (within 30 days of such termination of employment); and

(ii)                                  at the date of termination of employment, to the extent that any restricted stock unit award described in Section 2(d)(i) and (ii) are unvested, such award shall become fully vested upon such termination; and

(iii)                               with respect to any Performance-Based TSR Equity Award described in Section 2(d)(iii), the Executive shall become eligible to receive immediate vesting of a pro-rata portion of the award (with such pro-rata portion based upon the portion of the four year performance period that has elapsed as of the date of termination), with the vesting level to which such pro-ration is applied being determined by (A) measuring the TSR achieved for the portion of the performance period occurring prior to the date of termination, (B) determining the TSR which would have had to have been attained on the date of termination in order to achieve each of the Threshold, Target and Maximum performance levels over the full four year performance period (assuming a consistent level of achievement over such full four year performance period) and basing the vesting level on whether the TSR achieved prior to the date of termination achieved any of the levels described in clause (B) above (with any portion of the award that does not vest pursuant to the foregoing being forfeited upon such date).

(b)           OTHER TERMINATIONS OF EMPLOYMENT.  In the event of a termination of employment under circumstances other than those described in Section 3(a), all awards described in this Agreement for which there is an ongoing performance or vesting period shall be forfeited upon such termination.  Unpaid awards for which the performance period has been completed at the time of termination shall be paid out (if applicable) in accordance with their terms based upon actual performance.

4.             SECTION 409A; WITHHOLDING.  All amounts payable hereunder are intended to constitute short term deferrals exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be administered and construed in accordance with such intention.  All payments hereunder shall be subject to required tax withholding.

5.             BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

6.             ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement including, without limitation, the Prior Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto. Notwithstanding the forgoing, nothing herein shall be deemed an amendment, modification or any other change to, or waiver of, any provision of the Third Amended and Restated Management and Advisory Agreement among the Company, Arbor Realty Limited Partnership, Arbor Realty SR, Inc. and Arbor Commercial Mortgage, LLC”, dated July 14, 2016, as it may be amended from time to time.

7.             GOVERNING LAW.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

8.             NO WAIVER.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

9.             TITLES.  The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

10.          NOTICES.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553
Attention: Chairman of the Compensation Committee of the Board of Directors
Facsimile: (516) 832-8043

If to the Executive:

Ivan Kaufman
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553
Facsimile: (516) 832-8043

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 10 for the giving of notice.

11.          COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

12.          PROVISIONS SEVERABLE; CONSTRUCTION.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part..  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, as the context requires.  All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement.

13.          DEFINITIONS.  The following definitions shall have the meaning set forth below for purposes of this Agreement and Exhibit A.

(i)            “AFFO” (Adjusted Funds From Operations) means, for any period, (i) net income calculated in accordance with GAAP, (ii) plus depreciation expense and amortization of intangibles (including the amortization of mortgage servicing rights), (iii) plus the expense related to stock based compensation, (iv) minus income from mortgage servicing rights, (v) minus deferred tax expenses or plus any deferred tax benefits, (vi) plus net income attributable to non-controlling interest, (vii) plus or minus any losses or gains from changes in fair value of derivatives, (viii) as applicable, plus the one-time expense or minus the one-time income related to the termination of collateral debt obligations and collateral loan obligations and (ix) as applicable, plus any one-time expense or minus any one-time income item that the Company excludes from its reported AFFO.

(ii)           “AFFO/SHARE” means, for any period, the ratio of (x) the Company’s AFFO for such period over (y) the weighted average number of diluted shares of common stock outstanding for such period.

(iii)          “Agency Servicing Portfolio” means the portfolio of loans being serviced, expressed as the total of the principal amount of such loans, by the Company for Fannie Mae, Freddie Mac and HUD.

(iv)          “Disability” means the Executive’s incapacity due to physical or mental illness, and resulting therefrom the Executive shall have been absent from the full time performance of the Executive’s duties with the Company for a period of one hundred twenty (120) days, the Company shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, the Executive shall not have returned to the full time performance of the Executive’s duties.

(v)           “GAAP” means generally accepted accounting principles, consistently applied.

(vi)          “Efficiency Ratio” means, as of the end of each fiscal quarter, the ratio of (x) net interest income (excluding acceleration of interest expense associated with the termination of collateral debt obligations and collateral loan obligations) plus all agency business revenues, excluding amortization of mortgage servicing rights to (y) operating expenses (consisting of employee compensation expense, selling and administrative expense and management fee expense, but excluding the expense related to stock based compensation).  Efficiency Ratio shall exclude income, expenses and depreciation and any gain or loss on sale of owned real estate.

(vii)         “First Dollar LTV” shall have the meaning given such term in the Company’s periodic disclosure under the Securities and Exchange Act of 1934.

(viii)        “For Cause” means (i) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct or (ii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

(ix)          “For Good Reason” means the occurrence of any of the following during the Term without the Executive’s written consent:(i) a reduction in the Executive’s Base Salary; (ii) a termination of, or a material modification to, this Agreement that is adverse to the Executive’s interests; (iii) a relocation of the Executive’s principal place of employment by more than 50 miles; (iv) any breach by the Company of any material provision of this Agreement; (v) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable; (vi) a material, adverse change in the Executive’s title, authority, duties, responsibilities or reporting obligations (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); provided that in order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance alleged to constitute Good Reason within 90 days of the initial existence of the condition or circumstance, the Company must have failed to cure such condition within 30 days of the receipt of such notice and the resignation must be effective immediately following the end of such cure period.

(x)           “Last Dollar LTV” shall have the meaning given such term in the Company’s periodic disclosure under the Securities and Exchange Act of 1934.

(xi)          “Leverage Ratio” means, as of the end of each fiscal quarter, and as measured solely for the structured business, the ratio of (x) loans and investments to (y) total debt associated with such loans and investments plus other debt for borrowed money (excluding trust preferred securities).

(xii)         “Net Proceeds Raised From New Equity” means the gross proceeds from the public or private sale of common and preferred equity, less underwriting discounts, commissions and other expenses of such sale.

(xiii)        “Net Proceeds Raised From New Debt” means (a) with respect to debt securities sold in a public or private offering, including securitizations, the gross proceeds from such sale, less underwriting discounts, commissions and other expenses of such sale and (b) with respect to lines of credit, repurchase agreements, revolving and/or term loan facilities and similar debt facilities entered into during a year, the difference, if positive, between (x) the principal amount of all such credit facilities in existence as of the first day of such year and (y) the principal amount of all such credit facilities in existence as of the last day of such year, provided, however that if a new credit facility entered into during such year would not meet the requirements of this clause (b) but does, in the discretion of the Committee, represent a material improvement to the Company in pricing or other significant terms and conditions, when compared to the pricing, terms and conditions of the Company’s existing credit facilities, the principal amount of such credit facility will be considered “Net Proceeds from New Debt”.

(xiv)        Net Profit Resulting From Equity Kickers” means the net income, calculated in accordance with GAAP, resulting from (a) payments received from the Company’s borrowers that are in excess of the interest on the loan or investment, origination fees, exit fees and other similar fees and charges and the principal amount of the loan or investment and (b) one time gains other than those resulting from the sale of REO assets.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Arbor Realty Trust, Inc.,
a Maryland corporation

By:	/s/William C. Green
Name: William C. Green
Title: Chairman, Compensation Committee

/s/Ivan Kaufman
Ivan Kaufman

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